Exhibit 99.1

Brinker International Board Declares Common Dividend

DALLAS, Nov. 16, 2016 - On Nov. 15, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.34 per share on the common stock of the company, representing a 6 percent increase over the prior year. The dividend will be payable Dec. 29, 2016 to shareholders of record as of Dec. 9, 2016.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal first quarter ended Sept. 28, 2016, Brinker owned, operated or franchised 1,652 restaurants under the names Chili's® Grill & Bar (1,601 restaurants) and Maggiano's Little Italy® (51 restaurants).

SOURCE Brinker International, Inc.

For further information: Joe Taylor, Investor Relations, (972) 770-9040, or Aisha Fletcher, Media Relations, media.requests@brinker.com, (800) 775-7290, 6820 LBJ Freeway, Dallas, Texas 75240

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